UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing.

On September 20, 2012, Oxygen Biotherapeutics, Inc. (the “Company”) received a notice (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) advising the Company that for 30 consecutive trading days preceding the date of the Notice the Company failed to comply with the minimum market value of listed securities (“MVLS”) of $35 million required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(b)(2) (“Rule 5550(b)(2)”). The Notice also said that the Company did not meet the alternative requirements under NASDAQ Listing Rules 5550(b)(1) and 5550(b)(3) for market value and net income standards, respectively.

In accordance with NASDAQ Listing Rule 5810(c)(3)(C), the Company has been granted 180 calendar days, or until March 19, 2013, to regain compliance with Rule 5550(b)(2).  If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, NASDAQ will provide the Company a written confirmation of compliance and this matter will be closed.

The Notice has no effect on the listing or trading of the Company’s common stock at this time.  However, there can be no assurance that the Company will be able to regain compliance with NASDAQ’s Listing Rules during the compliance period, or at all. If the Company does not regain compliance with Rule 5550(b)(2) prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, at which time the Company may appeal the delisting determination to a NASDAQ hearings panel. However, there can be no assurance that the panel would rule in favor of the Company’s request to maintain its listing.

The Company intends to closely monitor the market value for its listed securities.  While the Company has not yet determined what specific actions, if any, it will take in response to the Notice, it will consider all available options to resolve the deficiency and regain compliance with the Listing Rules.    The Company disclaims any intention or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2012	Oxygen Biotherapeutics, Inc.

	By:	/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer